                     Centennial Specialty Foods Corporation

           Code of Ethics for Senior Executives and Financial Officers

I. Purpose of Code of Ethics

The purpose of this Code of Ethics is: to promote the honest and ethical conduct of our Senior Executive and Financial Officers (described below),  including the ethical  handling of actual or apparent  conflicts of interest  between personal and  professional  relationships;  to promote full, fair,  accurate,  timely and understandable disclosure in periodic reports required to be filed by Centennial
Specialty Foods Corporation (the "Company");  and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

II. Who the Code of Ethics Applies To; Waivers

This Code of Ethics is  applicable  to the Company's  chief  executive  officer, chief financial officer,  chief marketing officer, chief operating officer chief accounting  officer and comptroller or any persons  performing similar functions
(together,  the  "Senior  Executive  and  Financial  Officers").  If  any of the
foregoing  positions are unfilled at any time, the defined Senior  Executive and
Financial  Officers shall not be deemed to include any such vacant  positions or officerships.  References  in this  Code of  Ethics  to the  Company  means  the
Company, together with all of its subsidiaries.

While we expect  honest and ethical  conduct in all aspects of our business from all of our employees,  we expect the highest possible honest and ethical conduct from our Senior  Executive  and  Financial  Officers.  As a Senior  Executive or
Financial  Officer,  you are an example for other employees and we expect you to foster a culture of  transparency,  integrity and honesty.  Compliance with this
Code is a condition to your employment and any violations of the Code may result in disciplinary action, up to and including termination of your employment.

Waivers  of  this  Code  may be  made  only by the  Board  or a Board  committee authorized  to make  such  waivers  and will be  disclosed  in  accordance  with applicable law.

III. Conflicts of Interest

A conflict of interest occurs when your private or personal interests interfere, or appear to interfere,  in any way, or are inconsistent,  with the interests of the  Company  as a whole.  Conflicts  of  interest  can also arise when you take action  or you or a  member  of your  family  have  interests  that  may make it difficult for you to perform your duties to the Company  effectively or that may cause others to question  whether you are fulfilling your duty of loyalty to the
Company.

Although we cannot list every  conceivable  conflict,  following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

Improper Personal Benefits from the Company

Conflicts  of  interest  arise  when an officer or a member of his or her family receives  improper  personal  benefits as a result of his or her position in the
Company.  You may not accept any  benefits  from the Company  that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

You should avoid having an ownership  interest in any other  enterprise  if that interest  compromises or appears to compromise your loyalty to the Company.  For example, you may not own an interest in a company that competes with the Company or that does business  with the Company  (such as a supplier)  unless you obtain the prior  written  approval of the Board of  Directors  before  making any such investment.  However, it is not typically  considered,  and the Company does not consider it, a conflict of interest (and therefore prior written approval is not required) to make  investments  in  competitors,  clients or suppliers  that are listed on a national or international  securities  exchange so long as the total value of the investment is less than one percent (1%) of the  outstanding  stock of the  corporation  and the amount of the investment is not so material that it would or could reasonably be expected to affect your business judgment on behalf of the Company.

Business Arrangements with the Company

Without  the  prior  written  approval  of the Board of  Directors,  you may not participate in a joint venture,  partnership or other business  arrangement with the Company.

Corporate Opportunities

If you  learn  of a  business  or  investment  opportunity  through  the  use of corporate property or information or your position at the Company,  such as from a  competitor  or actual or  potential  supplier  or business  associate  of the
Company  (including  a  principal,  officer,  director or employee of any of the above),  you may not participate in the business or make the investment  without the prior  written  approval  of the  Board of  Directors.  Such an  opportunity should,  and must by law, be first considered an investment  opportunity for the
Company.

Outside Employment or Activities With a Competitor

Simultaneous  employment  with or serving as a director of a  competitor  of the
Company is strictly  prohibited,  as is any activity that is intended to or that you should reasonably expect to advance a competitor's  interests at the expense of the  Company's  interests.  You  may  not  market  products  or  services  in competition with the Company's current or potential business  activities.  It is your  responsibility  to consult  with the Chief  Executive  Officer  (or,  with respect  to the  Chief  Executive  Officer,  with  the  Board of  Directors)  to determine  whether a planned  activity  will compete  with any of the  Company's business activities before you pursue the activity in question.

Outside Employment With a Supplier

Without the prior written  approval of the Board of Directors,  you may not be a supplier or be employed  by,  serve as a director of, or represent a supplier to the Company.  Without the prior written approval of the Board of Directors,  you may not accept money or benefits of any kind from a third party as  compensation or  payment  for any advice or  services  that you may  provide  to a  customer, supplier or anyone else in connection with its business with the Company.

Family Members Working In The Industry

If your spouse or significant  other,  your children,  parents,  or in-laws,  or someone  else with whom you have a  familial  relationship  is a  competitor  or supplier  of Company or is  employed  by one,  you must  disclose in writing the relationship  and the relative's  position to the Board of Directors so that the
Company  may  assess the  nature  and  extent of any  concern  and how it can be resolved.  You must carefully  guard against  inadvertently  disclosing  Company confidential  information  and  being  involved  in  decisions  on behalf of the
Company that involve the enterprise at which your relative is employed.

IV. Maintaining Accurate Periodic Reports and Other Public Communications

As you are aware, full, fair, accurate,  timely and understandable disclosure in our periodic  reports filed with the SEC and in our other public  communications is required  by SEC rules and is  essential  to our  continued  success.  Please exercise  the highest  standard of care in  preparing  such  materials.  We have established  the  following  guidelines  in order to ensure  the  quality of our periodic reports.

     o    All Company accounting records, as well as reports produced from those records,  must be kept and  presented in  accordance  with the laws of each applicable jurisdiction or regulatory body that have jurisdiction over the Company.

     o    All records must fairly and  accurately  reflect the  transactions  or occurrences to which they relate.

     o    All records must fairly and  accurately  reflect in reasonable  detail the Company's assets,  liabilities,  revenues (including sales and net sales) and expenses.

     o    The  Company's  accounting  records  must  not  contain  any  false or intentionally misleading entries.

     o    No  transaction  may be  intentionally  misclassified  as to accounts, departments or accounting periods or in any other manner.

     o    All  transactions  must be  supported  by  accurate  documentation  in reasonable detail and recorded in the proper account and in the proper accounting period.

     o    Compliance  with  Generally  Accepted  Accounting  Principles  and the
          Company's  system of internal  accounting  controls is required at all times.

V. Compliance with Laws and Ethics Code

You are  expected  to comply  with both the letter and spirit of all  applicable governmental  rules and  regulations  and this Code, and to report any suspected violations of applicable  governmental rules and regulations or this Code to the
Chief  Executive  Officer or the Board of  Directors.  No one will be subject to retaliation because of a good faith report of a suspected violation. If you fail to comply  with  this Code or any  applicable  laws or  regulations,  you may be subject  to  disciplinary  measures,  up to and  including  discharge  and being subject to  administrative  or criminal  sanctions in accordance with applicable law.

No Rights Created

This  Code is a  statement  of  certain  fundamental  principles,  policies  and procedures that govern the Company's Senior Executive and Financial  Officers in
the conduct of the  Company's  business and in their  individual  conduct  while engaged in their duties on behalf of the Company. It is not intended to and does
not  create  any  rights  in  any  employee,  customer,  supplier,   competitor,
shareholder or any other person or entity.

ACKNOWLEDGMENT FORM

I have  received and read the Code of Ethics for Senior  Executive and Financial
Officers,  and I  understand  its  contents.  I agree to comply  fully  with the standards contained in the Code of Ethics and the Company's related policies and procedures.  I understand  that I have an  obligation  to report to the Board of
Directors or the Company's outside counsel any suspected  violations of the Code of Ethics.

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